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                                                                      Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Bowater Incorporated

We consent to the use of our report dated February 12, 1999 on the financial statements of Bowater Incorporated (the "Company") for the three-year period ended December 31, 1998, incorporated herein by reference, which report appears in the December 31, 1998 annual report on Form 10-K of Bowater Incorporated, and to our report dated June 4, 1999 on the financial statements of the Bowater Incorporated Savings Plan for Certain Hourly Employees (the "Plan") for the two years ended December 31, 1998, incorporated herein by reference, which report appears in the December 31, 1998 annual report on Form 11-K of the Plan.



Greenville, South Carolina
July 28, 1999                                            KPMG Peat Marwick, LLP